        As filed with the Securities and Exchange Commission on October 15, 1997
                                                      Registration No. 333-37899

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO

                                    FORM S-1
                          Registration Statement under
                           the Securities Act of 1933

                         TRANSCRYPT INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                      3663                   47-0801192
      (State or other         (Primary Standard Industrial    (I.R.S. Employer
jurisdiction of incorporation  Classification Code Number)   Identification No.)
    or organization)

                               4800 NW 1st Street
                             Lincoln, Nebraska 68521
                                 (402) 474-4800
            (Name, address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               -----------------

                                Jeffery L. Fuller
                      President and Chief Executive Officer
                               4800 NW 1st Street
                             Lincoln, Nebraska 68521
                                 (402) 474-4800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                -----------------

                                   Copies to:
     William T. Quicksilver, Esq.                   Howard S. Lanznar, Esq.
        Alan E. Morelli, Esq.                       Robert J. Brantman, Esq.
       Allen Z. Sussman, Esq.                         Katten Muchin & Zavis
   Manatt, Phelps & Phillips, LLP                    525 West Monroe Street
    11355 West Olympic Boulevard                     Chicago, Illinois 60661
   Los Angeles, California  90064                        (312) 902-5200
           (310) 312-4000

                               -----------------

    Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-35469
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-37899
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincoln, Nebraska, on this 15th day of October, 1997.


                                            TRANSCRYPT INTERNATIONAL, INC.

                                            By: /s/ JEFFERY L. FULLER
                                                -------------------------------
                                                Jeffery L. Fuller
                                                President, Chief Executive
                                                Officer and Director
                                                (Principal Executive Officer)


        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated:



          SIGNATURE                      TITLE                       DATE
          ---------                      -----                       ----

          *
-------------------------           Chairman of the             October 15, 1997
John T. Connor                    Board of Directors

/s/ JEFFERY L. FULLER           President, Chief Executive      October 15, 1997
-------------------------          Officer and Director
Jeffery L. Fuller            (Principal Executive Officer)

                               Senior Vice President of         October 15, 1997
          *                  Finance and Chief Financial
-------------------------     Officer (Principal Financial
Scott R. Bocklund              and Accounting Officer)


          *                              Director               October 15, 1997
-------------------------
Terry L. Fairfield


          *                              Director               October 15, 1997
-------------------------
Thomas E. Henning


          *                              Director               October 15, 1997
-------------------------
Thomas R. Larsen


          *                              Director               October 15, 1997
-------------------------
Thomas C. Smith


          *                              Director               October 15, 1997
-------------------------
Thomas R. Thomsen

                                         Director               October 15, 1997
-------------------------
Winston J. Wade


*By: /s/ JEFFERY L. FULLER
    ----------------------
    Jeffery L. Fuller
    Attorney-in-Fact


                                INDEX TO EXHIBITS


 EXHIBIT
 NUMBER      DESCRIPTION OF EXHIBIT
 ------      ----------------------
5.1*         Opinion of Manatt, Phelps & Phillips, LLP
23.1*        Consent of Coopers & Lybrand L.L.P.
23.2*        Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1)
23.3         Consent of Price Waterhouse LLP


----------
* Previously filed.